Exhibit 99.1

Wednesday October 21, 2015
FOR IMMEDIATE RELEASE

Washington Federal Concludes its Fiscal Year with Record Earnings

SEATTLE, WASHINGTON - Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, today announced completion of its 98th fiscal year with record earnings of $160,316,000 or $1.67 per diluted share, compared to $157,364,000 or $1.55 per diluted share for the fiscal year ended September 30, 2014, a 7.7% increase in earnings per diluted share. Net income for the quarter ended September 30, 2015 amounted to $42,498,000 or $.45 per diluted share, compared to $40,561,000 or $.41 per diluted share for the same period one year ago, a 9.8% increase in earnings per diluted share.
Chairman, President & CEO Roy M. Whitehead commented, “Fiscal 2015 was a very successful year for the Company. Record earnings were driven primarily by increased commercial lending activity and steadily improving asset quality, two quite positive trends that we expect to continue. Although expenses will be somewhat higher over the next two quarters due to costs associated with completing a significant upgrade to our technology platform, efficiencies are expected thereafter. We look forward to 2016 and believe that it will add yet another year to the very long track record of prosperity at Washington Federal."
Total assets decreased by $188 million to $14.6 billion at September 30, 2015 from $14.8 billion at September 30, 2014. Cash and cash equivalents decreased by $498 million as low yielding cash was redeployed to higher earning loans. During fiscal 2015, the Company had an average balance of $418 million in cash and cash equivalents invested overnight at a yield of approximately 0.25%, which is a decrease of $150 million or 26% from the average cash balance during fiscal 2014.

Net loans receivable grew by $949 million or 11.7% during fiscal year 2015. Loan originations for fiscal year 2015 reached a record level of $3.1 billion, which was a $932 million or 42.9% increase over the prior fiscal year. Somewhat offsetting the record loan originations was a record level of repayments on loans which for the year totaled $2.5 billion, an increase of $630 million or 34.5% over the prior fiscal year. Commercial loans represented 62.3% of all loan originations during fiscal 2015 with consumer loans accounting for the remaining 37.7%. The Company views organic loan growth as the highest and best use of its capital and prefers commercial loans in this low rate environment for their shorter duration. The weighted average interest rate on loans decreased to 4.45% as of September 30, 2015 from 4.75% as of the prior year-end. Actual yield earned on loans is greater than the weighted-average rate due to net deferred loan fees and discounts on acquired loans, which are accreted into income over the term of the loans.
Asset quality continued to improve as the ratio of non-performing assets to total assets decreased to 0.88% as of September 30, 2015, compared to 1.00% as of last fiscal year end. The 0.88% is the lowest level experienced by the Company since June 2008. Delinquencies on loans decreased from 1.44% last year to 0.84% as of September 30, 2015. The Company realized net-recoveries on loans (as opposed to charge-offs) of $5 million, which is the second consecutive year of net recoveries. The allowance for loan losses and reserve for unfunded commitments totals $110 million as of September 30, 2015 and is 1.13% of gross loans outstanding.
Investments, which include both available-for-sale and held-to-maturity securities decreased by $574 million or 12.5% during the fiscal year as the Company chose to reinvest maturing securities into its higher yielding loan portfolio.
Customer deposits decreased by $85 million during the year to $10.6 billion as of September 30, 2015. The mix of customer deposits continued to shift toward core transaction accounts. Transaction accounts increased by $330 million or 6.0% during the year while time deposits decreased $415 million or 7.9% during the year. Over the last several years the Company has focused on growing transaction accounts to lessen sensitivity to rising interest rates. As of September 30, 2015, 54.8% of the Company’s deposits were in transaction accounts.

Total stockholders’ equity decreased by $18 million as the Company utilized more than its $160 million in net income to repurchase stock ($127 million) and pay cash dividends ($51 million). For the fiscal years 2015, 2014 and 2013, the Company returned to shareholders in the form of share repurchases or cash dividends 111%, 93% and 97%, of net income, respectively.
On August 21, 2015, the Company paid a cash dividend of 13 cents per share to common stockholders of record on August 7, 2015. This was the Company’s 130th consecutive quarterly cash dividend. During the fiscal year, the Company repurchased 5.8 million shares of stock at a weighted average price of $21.70 per share and has authorization to repurchase an additional 4 million shares.
Tangible common stockholders’ equity per share increased $0.81 or 4.8% to $17.82 and the ratio of tangible common equity to tangible assets remained strong at 11.61%.
Net interest income was $413 million for the year, an $8 million or 1.9% increase from the prior year. Net interest income for the quarter was $107 million, a $3 million or 3.3% increase from the same quarter one year ago. Net interest income was higher for the quarter and year due to increasing loan balances generating higher interest income on loans and reduced funding costs.
Net interest margin was 3.08% for fiscal year 2015 as compared to 3.05% for the prior year. Net interest margin was 3.19% for the quarter ended September 30, 2015 compared to 3.02% for the prior quarter and 3.00% for the quarter ended September 30, 2014.
The provision for loan losses was a reversal of $11.1 million for fiscal year 2015 compared to a reversal of $15.4 million for 2014. This decrease was the result of continued improvement in credit quality as mentioned earlier, offset partially by the significant growth in the loan portfolio.
Total other income increased by $10 million or 31.8% in 2015, driven primarily by increased deposit fee income resulting from higher transaction volumes on checking accounts. The year produced a return on assets of 1.10% and a return on equity of 8.21%. Return on assets for the quarter was 1.17% while return on equity was 8.72%.
Total operating expenses increased by $21 million or 10.2% in 2015, driven by 1) an increase in the number of employees and branch locations provided by the acquisition of seventy-

four branches from Bank of America located in Eastern Washington, Oregon, Idaho, New Mexico, Arizona and Nevada during fiscal 2014 and 2) increased product delivery costs associated with increased usage of online banking and debit card transactions. Despite the increased operating costs year over year, the Company’s efficiency ratio of 49.54% remains among the lowest in the industry.
Net gain on real estate acquired through foreclosure amounted to $9.3 million for fiscal year 2015 compared to a net loss of $2.7 million for the prior year. Net gain on real estate acquired through foreclosure for the quarter was $4.3 million compared to $0.7 million in the same quarter of the prior year. Net gain or loss on real estate acquired through foreclosure includes gains and losses on sales, ongoing maintenance expenses and any additional net valuation adjustments.
For the year ended September 30, 2015 the Company expensed state and federal income taxes of $89 million, which equates to a 35.75% effective tax rate.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 247 branches in eight western states. To find out more about Washington Federal, please visit our website. Washington Federal uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2014 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Cathy Cooper, SVP Marketing Communications
206-777-8246
cathy.cooper@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	September 30, 2015	September 30, 2014
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$284,049	$781,843
Available-for-sale securities, at fair value	2,380,563	3,049,442
Held-to-maturity securities, at amortized cost	1,643,216	1,548,265
Loans receivable, net	9,097,738	8,148,322
Covered loans, net	72,896	176,476
Interest receivable	40,429	52,037
Premises and equipment, net	276,247	257,543
Real estate held for sale	54,119	55,072
Real estate held for investment	3,576	4,808
Covered real estate held for sale	3,403	24,082
FDIC indemnification asset	16,275	36,860
FHLB and FRB stock	107,198	158,839
Bank owned life insurance	102,496	—
Intangible assets, net	299,358	302,909
Federal and state income tax assets, net	14,513	16,515
Other assets	172,248	143,028
	$14,568,324	$14,756,041
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$5,820,878	$5,490,687
Time deposit accounts	4,810,825	5,226,241
	10,631,703	10,716,928
FHLB advances	1,830,000	1,930,000
Advance payments by borrowers for taxes and insurance	50,224	29,004
Accrued expenses and other liabilities	100,718	106,826
	12,612,645	12,782,758
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 133,695,803 and 132,322,909 shares issued; 92,936,395 and 98,404,705 shares outstanding	133,696	133,323
Paid-in capital	1,643,712	1,638,211
Accumulated other comprehensive income, net of taxes	353	20,708
Treasury stock, at cost; 40,759,408 and 34,918,204 shares	(651,836)	(525,108)
Retained earnings	829,754	706,149
	1,955,679	1,973,283
	$14,568,324	$14,756,041
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$21.04	$20.05
Tangible common stockholders' equity per share	17.82	17.01
Stockholders' equity to total assets	13.42%	13.40%
Tangible common stockholders' equity to tangible assets	11.61	11.58

Weighted average rates at period end
Loans and mortgage-backed securities	3.94%	4.17%
Combined loans, mortgage-backed securities and investments	3.63	3.63
Customer accounts	0.48	0.51
Borrowings	3.35	3.52
Combined cost of customer accounts and borrowings	0.90	0.97
Interest rate spread	2.73	2.66

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter Ended September 30,		Year Ended September 30,
	2015	2014	2015	2014
	(In thousands, except per share data)		(In thousands, except per share data)
INTEREST INCOME
Loans & covered assets	$112,185	$109,200	$437,002	$430,850
Mortgage-backed securities	17,079	19,313	71,392	80,260
Investment securities and cash equivalents	6,075	6,564	22,159	22,587
	135,339	135,077	530,553	533,697
INTEREST EXPENSE
Customer accounts	12,550	14,007	51,054	58,524
FHLB advances and other borrowings	15,936	17,677	66,018	69,553
	28,486	31,684	117,072	128,077
Net interest income	106,853	103,393	413,481	405,620
Provision (reversal) for loan losses	219	(3,465)	(11,162)	(15,401)
Net interest income after provision for loan losses	106,634	106,858	424,643	421,021

OTHER INCOME
Loan fee income	2,760	2,038	8,788	7,706
Deposit fee income	5,921	5,186	22,459	14,306
Gain (loss) on sale of investments	2	—	9,641	—
Prepayment penalty on long-term debt	—	—	(10,554)	—
Other Income (loss)	3,708	2,873	10,089	8,647
	12,391	10,097	40,423	30,659
OTHER EXPENSE
Compensation and benefits	30,486	27,822	119,939	109,730
Occupancy	9,090	8,589	33,956	30,452
FDIC insurance premiums	2,485	2,331	7,916	11,009
Product delivery	5,103	5,011	22,325	14,973
Information Technology	4,281	3,938	15,976	14,303
Other	5,763	6,846	24,739	23,542
	57,208	54,537	224,851	204,009
Gain (loss) on real estate acquired through foreclosure, net	4,328	711	9,304	(2,743)
Income before income taxes	66,145	63,129	249,519	244,928
Income tax provision	23,647	22,568	89,203	87,564
NET INCOME	$42,498	$40,561	$160,316	$157,364

PER SHARE DATA
Basic earnings	$0.45	$0.41	$1.68	$1.56
Diluted earnings	0.45	0.41	1.67	1.55
Cash dividends per share	0.13	0.11	0.54	0.41

Basic weighted average number of shares outstanding	93,593,763	99,320,940	95,644,639	101,154,030
Diluted weighted average number of shares outstanding, including dilutive stock options	94,055,345	99,696,612	96,053,959	101,590,351

PERFORMANCE RATIOS
Return on average assets	1.17%	1.10%	1.10%	1.10%
Return on average common equity	8.72	8.20	8.21	7.99
Net Interest Margin	3.19	3.00	3.08	3.05